Exhibit 10.2
Denny’s 2007 Long-Term Growth Incentive Program
Program Description

Program Concept
The Compensation Committee of the Board of Directors of Denny's Corporation (the "Company" or "Denny's") has approved the 2007 Long-Term Growth Incentive (LTGI) Program, an incentive compensation program pursuant to and subject to the Denny’s Corporation 2004 Omnibus Incentive Plan.

Under the program, participants are granted awards consisting of a target number of performance shares (which convert to and are settled in shares of Denny’s common stock on a one-for-one basis) and a target number of performance units (which pay out in cash based on the value of Denny’s common stock on the date of grant). From 0% to 200% of the target award of performance shares and performance units may be earned based on the level of achievement of certain pre-established performance criteria.

Example: Assume the participant has been awarded 1,000 performance shares and 1,000 performance units. If the fair market value of Denny’s common stock on the date of grant is $4.70, the target cash award for the performance units is $4,700 (1,000 units x $4.70). Subject to the Company’s achievement of the performance goals described below, the target award that would be earned if target level goals are achieved is 1,000 shares of stock and $4,700. The minimum award that could be earned is 0 shares of stock and $0, and the maximum award that could be earned is 2,000 shares of stock and $9,400.

Eligibility
Director-level employees and above are eligible for 2007 awards.

Performance Period
Performance shares and performance units will be earned based on Company performance during a one-year fiscal period ending December 26, 2007. Earned awards will vest according to the schedule set forth below.

How Performance Is Measured
For the 2007 grant, the number of performance shares and performance units earned will depend on the actual results of two Company metrics: 2007 Systemwide Revenues and 2007 Cash Available to Pay Down Debt. Cash Available to Pay Down Debt is defined as Free Cash Flow plus proceeds from asset sales and re-franchisings.

Each of the two 2007 performance measures has a 50% weighting and is calculated independently. Thus, if one measure is met but the other is not, there will still be some level of payout.

The actual results for the two performance metrics will be measured as soon as practicable after the last day of the performance period.

Vesting Schedule
Earned awards vest according to the following schedule:

• 15% of the earned performance shares and performance units vests on December 26, 2007
• 35% of the earned performance shares and performance units vests on December 31, 2008
• 50% of the earned performance shares and performance units vests on December 30, 2009

Participants must be employed on the vesting date in order to vest in the award (except in cases of death, disability or retirement as noted below).

Termination for cause creates an exception to the vesting rule. Such a termination results in forfeiture of any unpaid award, even if it otherwise had vested.

Form and Timing of Payout
The portion of the award granted as performance shares will pay out in Denny’s common stock while the portion granted as performance units will pay out in cash. No stock or cash is transferred until the date of the payout. Payout will occur as soon as practicable after vesting, but no later than the first March 15th that occurs after vesting.

Any required tax withholding will be made first from the cash portion of the award, then from the stock portion.

Impact of Termination Events
The following table shows the impact of various termination events:

Termination Event		Payout
Death	s	Death during the performance period will result in the participant earning a pro rata amount of the target award, paid out as soon as administratively practicable at the end of the performance period.
	s	Death during the vesting period will result in full and accelerated vesting of earned awards, paid out as soon as administratively practicable.
Long-Term Disability	s	Long-term disability during the performance period will result in the participant earning a pro rata amount of the award that otherwise would have been earned (e.g., at actual performance), paid out in accordance with the regular vesting and payout schedule.
	s	Long-term disability during the vesting period will result in continued vesting of earned awards as if no termination of employment had occurred, paid out in accordance with the regular vesting and payout schedule.
Retirement	s	Retirement during the performance period will result in the participant earning a pro rata amount of the award that otherwise would have been earned (e.g., at actual performance), paid out in accordance with the regular vesting and payout schedule.
	s	Retirement during the vesting period will result in continued vesting of earned awards, as if no termination of employment had occurred, paid out in accordance with the regular vesting and payout schedule.
Termination for Cause	s	Vested and unvested awards will be forfeited. No payout will occur even if awards had vested.
Other Voluntary or Involuntary Termaintion	s	Vested, but unpaid awards will be paid out in accordance with the regular vesting and payout schedule. Unvested awards will be forfeited.
Change in Control	s	All awards will be paid out in full at target immediately prior to the effective date of the Change in Control.

Impact on Other Plans
Awards are not considered pay for purposes of Denny’s retirement or welfare plans.

Stock Ownership Requirements
Participants in the plan must retain 50% of the shares delivered until separation from the Company.

Deferral Opportunities
There will be no specific deferral opportunities under this plan.

Financial Statements
The Company will provide electronically to all plan participants annually a copy of either its annual report to shareholders or its Annual Report on Form 10-K, which shall include the
Company’s audited financial statements for the Company’s most recent fiscal year. Copies of the above documents are available upon request.